Exhibit 99.1

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q4 AND YEAR-END RESULTS,
REVENUES UP 21%, DILUTED EARNINGS PER SHARE UP $0.53 YEAR OVER YEAR, AND COMPANY ON
TRACK TO DELIVER ITS FIRST INTEGRATED ATCA SYSTEMS TO CUSTOMERS

     HILLSBORO, OR — February 3, 2005 — RadiSys Corporation (Nasdaq: RSYS), a leading supplier of advanced embedded systems, reported revenues of $62.7 million for the quarter ended December 31, 2004, a 13% increase from the same period last year. Net income for the quarter was $2.8 million, or $.13 per diluted share, versus net income of $1.5 million, or $.08 per diluted share, a year ago, an 87% increase in net income from the same period last year. For the year ended December 31, 2004, revenues were $245.8 million, an increase of 21% from revenues of $202.8 million for the year ended December 31, 2003. Net income for the year ended December 31, 2004 was $13.0 million, or $.60 per diluted share, compared to net income of $1.3 million, or $.07 per diluted share for the year ended December 31, 2003.

     In addition, the Company announced that it expects to deliver its industry leading Promentum-6000 ATCA system to a number of tier one customers during the first quarter of 2005. RadiSys’ ATCA systems are designed to provide customers higher capacity, greater scalability, and higher density solutions that are more manageable than prior generation products. The Promentum-6000 will provide customers a highly reliable managed platform on which to build their new voice and data offerings and enables them to do this faster, and at a lower total cost than previous proprietary solutions. “Our Promentum-6000 system deliveries this quarter will mark a critical milestone in advancing the Company’s strategy of providing integrated platform solutions to a broad set of communications equipment makers,” said Scott Grout, President and CEO. RadiSys’ ATCA solutions are primarily directed at the Service Provider market, and the Company’s revenues in that market experienced 40% revenue growth in 2004.

     Furthermore, in the first quarter the Company plans to announce a new series of modular computing solutions for its Commercial markets. These new modular products are in development now and will provide a family of high density, flexible solutions that will enable Commercial customers to achieve more rapid time to market with cost effective designs. The Company’s revenues in the Commercial market realized growth of 19% year over year.

     In 2004 the Company also made significant progress in its strategy to increase its global presence and operations. The Company successfully established and grew its Asia-based supply chain capability and increased its overall global outsourced supply from 30% to 65%. In addition, in the year the Company launched, staffed and began product development in its new Shanghai R&D center. This new design center, combined with the new Asia-based supply-chain, positions the Company well to grow its sales into this dynamic and growing region. For the year, Asia Pacific revenues increased 61% over 2003 and total international revenues grew from 51% to 61% of sales as the Company continued to execute its global expansion strategies.

     As previously disclosed, the results for the fourth quarter also included a $1.4 million end of life component inventory sale at cost as well as a $1.4 million net restructuring charge. The restructuring charge consisted primarily of severance and related expenses for 61 employees, driven in part by the Company’s shift in skills toward developing and marketing platform products and, in part, by the Company’s continued progress in global manufacturing outsourcing.

     “We continue to make excellent progress on expanding our strengths in developing and delivering new turn-key platforms like ATCA, and on expanding our global operations and presence,” stated Scott Grout, CEO. “We closed out a strong 2004 from a financial, customer and strategic standpoint and I’m very proud of what our team has accomplished.”

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Commenting on the outlook, Scott Grout, CEO, said, “We have a strong and growing position with leading customers across our end markets. We believe that the markets we serve will continue to see growth in 2005 and that our position in these markets will continue to strengthen with our commitment to provide leading embedded solutions. We currently believe our combined addressable markets will experience mid to high single digit growth rates in 2005 and that we will grow faster than these markets for the year. We currently expect to see first quarter revenues in the range of $58 to $60 million and diluted earnings per share about equal to or slightly up from the fourth quarter.”

     In closing, Mr. Grout stated, “We are making excellent progress on our new platforms and modular products and are excited to be delivering our first Promentum-6000 ATCA systems to a number of our most coveted customers over the next few weeks as we execute our strategy of enabling our customers to bring better products to market, faster and at a lower total cost.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-800-362-0571, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through March 10, 2005 at 1-888-566-0186 or via audio webcast at www.radisys.com.

     RadiSys (Nasdaq: RSYS) is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     Promentum and RadiSys are registered trademarks. All other products are trademarks or registered trademarks of their respective companies

# # #

This press release contains forward-looking statements, including (i) the statements about the Company’s guidance for the first quarter, particularly with respect to anticipated revenues and earnings, (ii) delivery of its Promentum-6000 ATCA systems product to a number of tier one customers during the first quarter of 2005, (iii) the expectation to announce a new modular computing product offering, and (iv) the Company’s expectation for growth of its combined addressable market in 2005 and its growth relative to this market . Actual results could differ materially from those projected in these forward-looking statements as a result of a number of risk factors, including the risks associated with the development of emerging technologies, such as AdvancedTCA, and the market acceptance of such technologies; global manufacturing outsourcing activities, including the disruption in the Company’s ability to timely deliver products to its customers as they continue to outsource products and incur unanticipated costs; the cyclical nature of its customers’ businesses; the Company’s dependence on a few customers; schedule delays or cancellations in new products; the Company’s dependence on a few suppliers; intense competition; execution of the development or production ramp for new products; political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations; the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others; disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2003, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this release is as of February 3, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation
Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$141,566	$149,925
Short-term investments, net	17,303	44,456
Accounts receivable, net	42,902	30,013
Other receivables	2,808	2,134
Inventories, net	22,154	26,092
Other current assets	2,675	2,778
Deferred tax assets	4,216	6,898

Total current assets	233,624	262,296
Property and equipment, net	14,002	14,584
Goodwill	27,521	27,521
Intangible assets, net	4,211	6,437
Long-term investments, net	39,750	30,992
Long-term deferred tax assets	23,224	21,911
Other assets	2,906	1,821

Total assets	$345,238	$365,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,585	$21,969
Accrued wages and bonuses	5,626	4,868
Accrued interest payable	378	1,577
Accrued restructuring and other charges	1,569	2,820
Other accrued liabilities	7,832	8,738

Total current liabilities	46,990	39,972

Long-term liabilities:
Convertible senior notes, net	97,148	97,015
Convertible subordinated notes, net	9,867	67,585

Total long-term liabilities	107,015	164,600

Total liabilities	154,005	204,572

Shareholders’ equity :
Common stock — no par value, 100,000 shares authorized; 19,655 and 18,274 shares issued and outstanding	182,705	166,445
Retained earnings (accumulated deficit)	4,317	(8,694)
Accumulated other comprehensive income:
Cumulative translation adjustments	4,211	3,239

Total shareholders’ equity	191,233	160,990

Total liabilities and shareholders’ equity	$345,238	$365,562

RadiSys Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$62,710	$55,331	$245,824	$202,795
Cost of sales (a)	42,464	37,403	166,652	137,638

Gross margin	20,246	17,928	79,172	65,157
Research and development (b)	7,690	5,865	28,214	22,843
Selling, general, and administrative (c)	7,365	7,138	30,448	27,029
Intangible assets amortization	514	765	2,226	3,060
Loss on building sale	—	1,829	—	1,829
Restructuring and other charges (reversals)	1,442	(208)	1,012	1,621

Income from operations	3,235	2,539	17,272	8,775
(Loss) gain on repurchase of convertible subordinated notes	—	—	(387)	825
Interest expense	(545)	(1,340)	(3,565)	(4,851)
Interest income	986	693	3,416	2,626
Other expense, net	(234)	(352)	(472)	(1,343)

Income from continuing operations before income tax provision	3,442	1,540	16,264	6,032
Income tax provision	606	22	3,253	22

Income from continuing operations	2,836	1,518	13,011	6,010
Discontinued operations related to Savvi business:
Loss from discontinued operations	—	—	—	(4,679)

Net income	$2,836	$1,518	$13,011	$1,331

Income per share from continuing operations:
Basic	$0.15	$0.08	$0.69	$0.34

Diluted (d)	$0.13	$0.08	$0.60	$0.33

Net income per share:
Basic	$0.15	$0.08	$0.69	$0.07

Diluted (d)	$0.13	$0.08	$0.60	$0.07

Weighted average shares outstanding:
Basic	19,296	18,193	18,913	17,902

Diluted (d)	24,085	18,998	23,823	18,406

(a)	Includes $53 of stock compensation expense for the three months ended December 31, 2004 and no stock compensation expense for the three months ended December 31, 2003. Includes $235 of stock compensation expense for the year ended December 31, 2004 and no stock compensation expense for the year ended December 31, 2003.

(b)	Includes no stock compensation expense for the three months ended December 31, 2004 and 2003. Includes $343 of stock compensation expense for the year ended December 31, 2004 and no stock compensation expense for the year ended December 31, 2003.

(c)	Includes no stock compensation expense for the three months ended December 31, 2004 and 2003. Includes $263 of stock compensation expense for the year ended December 31, 2004 and no stock compensation expense for the year ended December 31, 2003.

(d)	The diluted income per share from continuing operations, diluted net income per share and diluted weighted average shares outstanding for the three months and year ended December 31, 2004 reflect the effect of EITF No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF No. 04-08 requires companies to include in the diluted earnings per share calculation shares underlying a convertible bond that includes a contingent conversion or “CoCo” feature if the inclusion of such shares in the calculation results in dilution to earnings per share (“If-Converted Method”). The Company’s 1.375% convertible senior notes, issued in November 2003, contain a CoCo feature. Additionally, the If-Converted Method requires that the earnings per share calculation exclude the interest expense, net of tax benefit, for our 1.375% convertible senior notes.

The provisions of EITF No. 04-08 are effective for all periods ending after December 15, 2004. The provisions of EITF 04-08 are applied retroactively, which requires companies to restate diluted earnings per share by applying the If-Converted Method of accounting from the issuance date of the convertible bond.

The shares underlying the 1.375% convertible senior notes were excluded from the If-Converted Method calculation for the three months and year ended December 31, 2003 as the effect would be anti-dilutive. The following table depicts the effect on the Company’s earnings per share of EITF 04-08 for the quarterly periods in 2004 and the year ended December 31, 2004 (in thousands, except per share amounts):

	For the Three	For the Three	For the Three	For the Three	For the Year
	Months Ended	Months Ended	Months Ended	Months Ended	Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	December 31, 2004
Net income, as reported	$2,848	$3,507	$3,820	$2,836	$13,011
Interest on convertible senior notes, net of tax benefit	336	315	330	328	1,309

Net income, diluted, as adjusted	$3,184	$3,822	$4,150	$3,164	$14,320

Weighted average shares, basic	18,491	18,826	19,032	19,296	18,913
Effect of dilutive stock options	956	764	500	546	667
Effect of convertible senior notes	4,243	4,243	4,243	4,243	4,243

Weighted average shares used to calculate net income per share, diluted, as adjusted	23,690	23,833	23,775	24,085	23,823

Net income per share, diluted:
As reported	$0.15	$0.18	$0.20	N/A	N/A

As adjusted	$0.13	$0.16	$0.17	$0.13	$0.60